Exhibit 5.1

STOEL RIVES LLP

600 University Street

Suite 3600

Seattle, Washington 98101-3197

October 29, 2004

Dendreon Corporation

3005 First Avenue

Seattle, Washington 98121

Re: Registration Statement on Form S-3, Registration No. 333-102351

Ladies and Gentlemen:

This letter relates to the registration statement on Form S-3, Registration No. 333-102351 filed by Dendreon Corporation, a Delaware corporation (the “Company”) with the Securities and Exchange Commission on January 6, 2003 and amendments thereto filed on January 16, 2003 and October 8, 2004 (together, the “Registration Statement”) and the prospectus dated October 26, 2004 and prospectus supplement dated October 29, 2004 forming part of the Registration Statement (together, the “Prospectus”). We have acted as counsel for the Company in connection with the offer and sale of 428,396 shares of the Company’s common stock, par value $.001 per share (the “Shares”), pursuant to the Prospectus.

We have reviewed the corporate action of the Company in connection with the foregoing, and we have examined such documents, corporate records, and other instruments as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that the Shares have been duly authorized and, when issued and delivered as provided in the Prospectus, will be validly issued, fully paid and nonassessable by the Company.

The opinions expressed herein are limited solely to the laws of the State of Delaware and United States federal laws. We express no opinion as to any matter other than expressly set forth above, and no other opinion is intended to be implied or may be inferred herefrom. The opinions expressed herein are an opinion of legal matters and not factual matters. Our opinions are given as of the date hereof, and we undertake no obligation and hereby disclaim any obligation to advise upon any change in law, facts or circumstances occurring after the date hereof.

Dendreon Corporation

October 29, 2004

This opinion is furnished solely for the benefit of the Company and may not be filed with or furnished to any person or entity and may not be quoted or referred to, orally or in writing, in whole or in part, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K filed by the Company relating to this transaction and to the reference to our firm in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consents are required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Stoel Rives LLP